FIRST ADDENDUM TO
SHARE SALE AGREEMENT

Entered into by and between

GOLDEN FALLS TRADING 565 (PROPRIETARY) LIMITED and
PINNACLE RESOURCES INC

DATED THE 23RD DAY OF JANUARY 2007

The parties entered into the Share Sale on 23 January 2007 and wish to effect certain amendment to the abovementioned Share Sale.

Now therefore the parties agree to replace the following causes with the existing causes in the Share Sale Agreement.

Clause 2112 will be replaced with the following clauses:

"Sale Share" means 18,667 shares representing 93 1/3% of the 20,000 issued shares in Vanadium and Magnetite Exploration and Development
(Pty) Ltd.

The Seller warrants that it holds not less than 93 1/3% of the total issued share capital of the Company.

There is currently a dispute between the Seller and Corridor Mining Resources (CMR) regarding the shareholding and the percentages of ownership represented thereby. CMR claims that their 1,333 shares represents 33 1/3% of the issued shares in Vanadium and Magnetite Exploration and Development (Pty) Ltd and the Seller claims that CMR's shareholding represents only 6 2/3% of the issued shares.

Clause 3.1 is deleted in its entirety

Clause 7.2.1 will be replaced with the following clause:

7.2.1 On the 26th of January, 2007 an amount of US$200,000 was paid by the Purchaser to the Seller. The balance of US$800,000 will be paid as follows:

7.2.2 a. Upon signing of this Addendum Purchaser shall immediately effect a payment in the amount of US$4,800,000 of which US$1,600,000 will be kept in Escrow on an interest bearing account for credit of the Seller until the dispute regarding the shareholding is resolved. If payment of US$3,200,000 has not been realized in the account of the Seller by close of business
15 May 2007 then the agreement shall terminate and all prior payments made by Purchaser shall be forfeited.

b. The balance purchase price of US$4,000,00 on date of issuing of a new order mining right a contemplated in the MRPDA 20/2002, but in any event, no later than 15 May 2008.

A new clause to be added to the existed agreement:



The parties hereby agree that the dispute regarding the shareholding in Vanadium and Magnetite Exploration and Development (Pty) Ltd between the Seller and Corridor Mining must be resolved as soon as possible, and Pinnacle will use their best endeavors to resolve this matter. The Seller must present the Purchaser with a document confirming the shareholding either from CMR or an order from a court of competent jurisdiction having the same effect. Up until this matter is resolved between the parties the Purchaser will regard the shareholding of the Seller as 66/6% and the purchase consideration will be adjusted accordingly until certified otherwise.

All the existing clauses to the Agreement mentioned above will stay in full force and effect, and can only be amended by consensus and in writing between the parties.

SIGNED ON THIS 7th DAY OF MAY AT PARKER, COLORADO, USA.

                                                  WITNESSES:
/s/Glen R. Gamble                             1.  B  Jo Gamble
PINNACLE RESOURCES INC.                       2.  R.A. Hildebrand

SIGNED ON THIS 7th DAY OF MAY AT PRESTORIA 2007

                                                  WITNESSES:
/s/                                           1.
GOLDEN FALLS TRADING 565                      2.
(PROPRIETARY) LIMITED